Exhibit 99.1 Press Release dated March 30, 2015

Tengasco Announces Year-End 2014 Financials and Results of Operations

GREENWOOD VILLAGE, Colo., March 30, 2015 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today that it has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2014.

The Company reported net loss from continuing operations of $(0.8) million or $(0.01) per share in 2014 compared to net income from continuing operations of $3.0 million or $0.05 per share in 2013. Included in the 2014 net loss was a $2.8 million ($1.7 million net of tax effect) non-cash impairment of the Company’s Manufactured Methane facilities.  Net income from continuing operations before effect of impairment was $0.9 million or $0.02 per share in 2014 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The impairment resulted from the Company’s assessment that future cash flows, using historical costs and runtimes, were insufficient to recover the Manufactured Methane facilities’ net book value.  The Manufactured Methane facilities were written down to a fair value amount calculated from future discounted cash flows, as well as certain expressions of interest regarding potential purchase of the facilities by an outside party.  The Company did not report net income or loss from discontinued operations in 2014.  The Company reported a net loss from discontinued operations of $(0.1) million or $(0.00) per share in 2013 as the Company’s pipeline assets were sold in August 2013.

The Company realized revenues of approximately $13.8 million in 2014 compared to $15.7 million in 2013.  During 2014, revenues decreased approximately $1.9 million of which $1.2 million was related to decreases in oil sales volumes from 166.2 MBbl in 2013 to 153.5 MBbl in 2014.  The more significant production declines were experienced in the Albers, Coddington, Liebenau, McElhaney A, Veverka A, and Veverka C leases.  These decreases were primarily due to natural declines from higher levels of production as a result of drilling and polymers on these leases during 2011 and the first half of 2012.  These production declines were partially offset by production from the successful drilling of the Albers B #3, Albers C #1, Howard A #1, and Veverka D #4 wells.  In addition, $0.8 million of this decrease related to a $4.98 per barrel decrease in the average oil price received from $91.03 per barrel received in 2013 to $86.05 per barrel received in 2014.  Also, there was a $0.1 million decrease related to lower gas sales as the Tennessee oil and gas assets were sold in 2013 and a $0.1 million decrease in gas sales at the methane facility as the Company focus on electric generation only in 2014.  These decreases were partially offset by a $0.3 million increase in electric generation revenues at the landfill related to an increase in runtime from 27% during 2013 to 56% during 2014.

The Company reported total proven oil reserves at December 31, 2014 of 1.8 million barrels, valued at $40.4 million on a discounted future net cash flow basis before effect of income taxes, down from 2.0 million barrels valued at $47.9 million at December 31, 2013.

Michael J. Rugen, CEO, said, “Although our drilling success in 2014 was lower than in prior years, we did complete 50% of our drilled wells as producers.  However, like all others in the crude oil exploration and production business, the drastic changes in world market pricing for crude oil at the very end of 2014 and continuing to this day will be adversely affecting our oil revenues and results of operations in 2015 as well as causing us to slow our drilling and polymer activities until prices improve.  We also anticipate during 2015, we will be required to write down our oil and gas properties due to ceiling test failures as a result of the low oil prices.  Although the yearly price average in 2014 was about $86 per barrel, current pricing in 2015 is approaching about half of that, and there is no reliable forecast of when prices may rise again. Currently we have budgeted to drill only two wells in calendar 2015.  However, we will consider workovers and recompletions of our existing wells on a case by case basis. We also intend to expand our seismic program in 2015 on the new acreage we acquired off the Central Kansas Uplift. Our well drilled in December 2014 to test the initial seismic acquisition was plugged and abandoned.  However, the knowledge gained from drilling this test well will assist in our continuing evaluation of this area and our planning for additional drilling in the future.”

“In addition, the Company plans to increase its leasing and seismic activities during 2015 in other areas.  We will also continue to look for opportunities to acquire existing production from other parties.  If this period of lower crude oil market prices continues, other parties with greater leverage burdens may face pressure to sell their assets at lower sales prices. Tengasco is in a relatively stronger position to take advantage of this in view of our low debt levels due to our paydown of our credit facility from cash flow during much of the last two years.  However, to date we have not seen significant downward pressures on sales prices of new acreage or existing production.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2014 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company’s actual results could differ materially from the forward-looking statements.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)

Year Ended
December 31, 2014
Net loss from continuing operations (US GAAP)	$(0.8)
Impairment, net of tax	$1.7
Net income from continuing operations before effect of impairment	$0.9
Net loss per share from continuing operations – basic and diluted (US GAAP)	$(0.01)
Impairment, net of tax per share – basic and diluted	$0.03
Net income per share from continuing operations before effect of impairment – basic and diluted	$0.02

SOURCE Tengasco, Inc.